EXHIBIT 12.2

                           RJR NABISCO HOLDINGS CORP.
               COMPUTATION OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN MILLIONS)

                                                               YEAR ENDED        THREE MONTHS ENDED
                                                            DECEMBER 31, 1994      MARCH 31, 1995
                                                            -----------------    ------------------
Earnings before fixed charges:
  Income before extraordinary item.......................        $   764               $  198
  Provision for income taxes.............................            611                  159
                                                                 -------              -------
  Income before income taxes.............................          1,375                  357
  Interest expense.......................................          1,046                  217
  Amortization of debt issuance costs....................             19                    3
  Interest portion of rental expense.....................             51                   13
                                                                 -------              -------
Earnings before fixed charges............................        $ 2,491               $  590
                                                                 -------              -------
                                                                 -------              -------
Combined fixed charges and preferred stock dividends:
  Interest expense.......................................        $ 1,046               $  217
  Amortization of debt issuance costs....................             19                    3
  Interest portion of rental expense.....................             51                   13
  Capitalized interest...................................             11                    3
  Preferred stock dividends..............................            593(1)               110(2)
                                                                 -------              -------
Combined fixed charges and preferred stock dividends.....        $ 1,720               $  346
                                                                 -------              -------
                                                                 -------              -------
Ratio of earnings to combined fixed charges and preferred
  stock dividends........................................          1.448                1.705

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(1) Represents dividends of $15 million on ESOP Preferred Stock and pre-tax equivalent amount on dividends of $175 million on the Series A PERCS, $116 million on the Series B Preferred and $85 million on the Series C PERCS.

(2) Represents dividends of $4 million on ESOP Preferred Stock and pre-tax equivalent amount on dividends of $29 million on the Series B Preferred and $40 million on the Series C PERCS.